                                                                    EXHIBIT 99.2

                                        Portions of this Exhibit have been
                                        omitted pursuant to a request for
                                        confidential treatment. The omitted
                                        portions are marked ***** and have been
                                        filed separately with the Commission.


                                                                  EXECUTION COPY
                                                                  --------------



                          EXCLUSIVE LICENSE AGREEMENT



                           CITY OF HOPE, as Licensor

                                      and

                          CELL CITY, LLC, as Licensee





(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

                          EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement") is made and effective as of the 5th
                              ---------
day of January, 1998 (the "Effective Date"), by and between City of Hope
                           --------------
National Medical Center, 1500 East Duarte Road, Duarte, California 91010, a California nonprofit corporation ("Licensor"), and Cell City, LLC, a Delaware
                                   --------
limited liability company ("Licensee").
                            --------

A.   CTI has entered into a Limited Liability Company Agreement (the "Operating
                                                                      ---------
Agreement") of even date herewith providing for the implementation of this
---------
License Agreement (capitalized terms not otherwise defined herein shall have the meaning set forth in the Operating Agreement);

B. Licensor has developed, owns the entire right, title, and interest in, subject to the rights reserved by the United States Government, certain technology related to the 12-lipoxygenase pathway more fully described and claimed in Patent Application Serial No. PCT/US96/06328 filed May 5, 1996; and

C. Licensee desires to acquire from Licensor, and Licensor desires to grant to Licensee, certain rights to such technology subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and premises contained herein, the sufficiency of which is acknowledged, the parties agree as follows:

                                1.  DEFINITIONS
                                    -----------

1.1  "Affiliated Companies"  The term "Affiliated Companies" shall mean any
      --------------------             --------------------
subsidiary, parent, closely held corporation, or any other legal entity in which the Licensee owns or controls, directly or indirectly, equal to or greater than twenty-five percent (25%) of such Affiliated Company's voting stock or where such Affiliated Company owns or controls, directly or indirectly, equal to or greater than twenty-five percent (25%) of Licensee's voting stock; or any company under common control with Licensee, where at least 25% of the voting stock is owned, directly or indirectly, or controlled by an entity which owns, directly or indirectly, or controls at least 25% of the voting stock of Licensee.

1.2  "Licensed Products"  The term "Licensed Products" shall mean, collectively,
      -----------------             -----------------
all products, devices, apparatuses, kits or component parts of any of the foregoing, and/or any method, procedure, or process, the manufacture, promotion, sale, marketing, distribution or use of which by Licensee, but for the rights granted in Section 2.1, would infringe a valid unexpired patent claim under the Patent Rights (as defined below).

1.3  "Net Sales" means the amount invoiced by Licensee, its Affiliates or its
      ---------
sublicensees from sales to third parties in arms length transactions of Licensed Products, less reasonable and customary deductions applicable to the Licensed Products for (i) transportation charges and charges such as insurance, relating thereto paid by the selling party; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charges imposed upon the sales of Licensed Products and paid by the selling party; (iii) distributors' fees, rebates or allowances actually granted, allowed or incurred; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Licensed Product; (v) allowances or credits to customers, not in excess of the selling price of the Licensed Product, on account of governmental requirements, rejection, outdating, recalls or return of the Licensed Product; and (vi) a reserve for bad debts determined in accordance with US GAAP. Sales of Licensed Products between Licensee and its Affiliates or sublicensees solely for research or clinical testing purposes shall be excluded from the computation of Net Sales. As used above and below, "third parties" means a third party that is not Licensee, any Affiliated Companies, Licensee's sublicensees or any of their affiliates (collectively "Related Parties"). Sales of Licensed Products between Related Parties shall be excluded from Net Sales, which shall be based upon the first sale or other disposal of a Licensed Product to a person that is not a Related Party. In the event a non-arms length sale is made between a Related Party and a person that is not a Related Party, Net Sales shall be based upon the average gross selling price earned by Licensee (or its sublicensees) in the then most recent full calendar quarter from sales of Licensed Products to unaffiliated third parties in arms length transactions. In the event that a Licensed Product is sold in combination as a single Licensed Product by the Company with one or more other Licensed Products of the Company or components for which no royalty would be due hereunder if sold separately, Net Sales shall be computed by multiplying the Net Sales for the combination of such Licensed Product by the fraction A/(A+B), where A equals the bona fide list price for such Licensed Product if sold separately and B equals the bona fide list price, or sum of list prices, of the other such Licensed Product(s) or component(s) if sold separately. If there are no separate list prices, in the event of such combination sales, Net Sales shall be determined by any reasonable method.

1.4  "Patent Rights"  The term "Patent Rights" shall mean, collectively, all
      -------------             -------------
right, title and interest of Licensor in, to and under (i) Patent Application Serial No. PCT/US96/06328 titled Human Leukocyte 12-Lipoxygenase and Its Role in the Pathogenesis of Disease States" filed on May 5, 1996, (ii) any and all continuations, continuations-in-part (solely to the extent the claims thereof are supported by the disclosure of the patent described in subparagraph (i) above), reissues, reexaminations, substitutions, divisions and/or patent term extension applications and any equivalent thereof, or (iii) any and all foreign counterpart(s) of (i) and (ii) of this Section 1.4.

1.5  "Patent Application"  The term "Patent Application" shall mean patent
      ------------------             ------------------
application, continuation, continuation-in-part, reissue, renewal, substitution, reexamination, division or patent term extension application or any equivalent of the foregoing.

                          2.  LICENSE OF PATENT RIGHTS
                              ------------------------

2.1  Patent Right  Licensor hereby grants to Licensee, and Licensee hereby
     ------------
accepts from Licensor, to the extent that they each lawfully may do so, the exclusive right and license under the Patent Rights to manufacture, cause to be manufactured, promote, import, sell, market, distribute and use Licensed Products to block, inhibit, enhance or otherwise affect the 12-lipoxygenase enzyme for the prevention and treatment of diseases or ailments in humans or animals for which the regulation of 12-lipoxygenase may provide therapeutic benefit, including the use of ribozymes (including chimeric ribozymes) for any therapeutic or diagnostic purpose (hereinafter, the "Field"), in the United
                                                     -----
States, Canada, Australia, the United Kingdom, France and Germany and all other countries where Licensor now, or hereinafter, may have valid and enforceable Patent Rights (hereinafter, the "Designated Countries").
                                 --------------------

2.2  Exclusivity:
     -----------

     (a) Nothing in this Agreement shall prohibit Licensor from using Licensed Products solely in connection with its internal, non-commercial research, teaching, and clinical programs. Licensor shall retain all right, title and interest in and to the Patent Rights except for the rights explicitly granted to Licensee above in Section 2.1. Without limiting the foregoing, Licensor shall retain the exclusive right during the term of this Agreement: (i) to make, use, sell, offer for sale, import and otherwise exploit any products (including but not limited to Licensed Products) or processes covered by the Patent Rights outside of the Field; and (ii) to license any and or all of the foregoing rights set forth in subparagraph (i). After the term of this Agreement but subject to the provisions of Section 4.3, Licensor shall retain all of its exclusive rights with respect to Patent Rights.

     (b) Subject to Licensor's rights under Section 4.2, the rights granted by Licensor to Licensee under Section 2.1 shall become non-exclusive at the option of Licensor, if Licensee fails to perform in any material respect any material term, condition or obligation to be performed under this Agreement and Licensee does not cure such failure within ninety (90) days of written notice to Licensee by Licensor of such failure or mistake.

2.3  Sublicenses
     -----------

     (a) Licensee shall have the right to sublicense to any person any of the rights granted by Licensor to Licensee under Section 2.1; provided, however, except as is otherwise provided in Section 7.10 that (i) Licensee shall deliver to Licensor the name, address and such other information within its control reasonably requested by Licensor regarding each proposed sublicensee, including, but not limited to, information concerning its financial condition and production and marketing capabilities, together with the proposed terms of the final agreements relating to the sublicense; (ii) Licensor shall have the right to approve such sublicense (excluding a sublicense granted to a counterparty in a Corporate Partnering Arrangement) which approval shall not be unreasonably withheld; (iii) the agreements relating to such sublicense shall require the sublicensee to comply with all the terms and conditions of this Agreement applicable to Licensee, except for Sections 3.1, 7.1(b) and 7.2(b); (iv) Licensee shall remain responsible for the performance of its sublicensee(s) under this Agreement and shall pay to Licensor any amounts or perform or cause to be performed any actions required to be paid or performed under such agreements by such sublicensee if the same are not paid or performed promptly when due hereunder; and (v) Licensee's right to sublicense hereunder shall be exclusive to it for the duration of Licensee's exclusive license except as otherwise provided herein. Upon termination of this Agreement for any reason, any and all sublicenses that are granted by Licensee pursuant to this
          Section 2.3 will remain in effect in accordance with their respective terms and shall be assigned to Licensor, except that Licensor shall not be bound by any duties or obligations set forth in such sublicenses that extend beyond the duties and obligations of Licensor provided for in this Agreement. Licensee may not sublicense any rights hereunder to CTI or any of its Affiliated Companies except in connection with, or after, a conversion of Licensor's membership interest under Article XII of the Operating Agreement, or after withdrawal of Licensor as a Member under the Operating Agreement (other than a withdrawal pursuant to Section 12.5 of the Operating Agreement (unless all Members, after giving effect to such withdrawal, consent to such assignment)).

     (b) If Licensor exercises its right under Sections 2.2(b) or Section 4 herein, all rights of Licensee under this Section 2.3 shall terminate. Any sublicense, including all duties owed to Licensee thereunder, executed by Licensee shall be assigned to Licensor; provided, however, that Licensor shall not assume any rights, benefits, obligations or liabilities owed to Licensee by sublicensee or by Licensee to sublicensee on or before the date of assignment.

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

2.4  Efforts
     -------

     Licensee shall use its commercially reasonable efforts to develop, manufacture, promote, sell, market, distribute or use the Licensed Products. Licensee will provide a proposed development plan to Licensor and commence funding for designing ribozyme for cutting mRNA of hu 12-LO within ***** of the Effective Date (the "Ribo Commitment"). If
                                              ---------------
     Licensee has not satisfied the Ribo Commitment by such time, then the grant of ribozymes under Section 2.1 shall be rescinded.

2.5  Progress Reports
     ----------------

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

     (a) On each January 1 and July 1 during the period commencing on the Effective Date and ending with sales of Licensed Products of $***** Licensee shall deliver to Licensor a written statement by the President or the Chief Financial Officer of Licensee, setting forth all reasonably significant actions taken or proposed to be taken and progress by Licensee in connection with the research, development, regulatory approval, manufacturing, testing, promotion, sale or distribution of the Licensed Products in the preceding six (6) months and subsequent six (6) month periods.

     (b) Licensee shall report to Licensor in writing the date of first sale of Licensed Products in each Designated Country under this Agreement within thirty (30) days of the sale.

2.6  Rights of the United States Government  Licensee hereby acknowledges that
     --------------------------------------
the research which resulted in Patent Application Serial No. PCT/US96/06328 was funded, in part, by the Government of the United States of America and, accordingly, the rights granted by Licensor to Licensee under Section 2.1 are subject to certain statutes and the rights, claims and limitations granted therein to the Government of the United States of America. This Agreement shall be subject to modification to the extent necessary to conform to such statutes and regulations as amended.

2.7  Licensor's Purchase Price  From time to time during the term of the rights
     -------------------------
granted by Licensor to Licensee hereunder, the Licensee shall sell to the Licensor such number of units of the Licensed Products as the Licensor may request solely for the Licensor's own internal, non-commercial use, including, but not limited to, use in connection with its internal, non-commercial research, teaching and clinical programs. Prior to the First Commercial Sale, the purchase price for any Licensed Products purchased by the Licensor from the Licensee hereunder shall not exceed the direct costs of the Licensee for such Licensed Products.

2.8  Grant Back  Licensee hereby grants to Licensor a nonexclusive, non-
     ----------
transferable, non-sublicensable paid-up license and right to use any improvements to Patent Rights invented, discovered, or made by Licensee during the term of this Agreement to use solely for Licensor's own internal, non-commercial research purposes. Licensee further grants to Licensor a nonexclusive, non-transferable, non-sublicensable license and right to use all information, data and reports developed by Licensee solely for Licensor's own internal research purposes, subject to Licensor's confidentiality obligations set forth in Section 7.19 below.

                                 3.  ROYALTIES
                                     ---------

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

3.1  Amount  In consideration of the rights granted by Licensor to Licensee
     ------
under Section 2.1, Licensee shall pay, as per Section 3.5, to Licensor within thirty (30) days of the

Effective Date hereof a one-time license issue fee in the amount of ***** (U.S. $*****) Such amount shall be non-refundable, is fully earned by Licensor and is separate from and is not an advance or credit against any other amount payable by Licensee to Licensor under this Agreement.

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

3.2  Royalty Payments and Reports.  During the term hereof, Licensee shall pay
     ----------------------------
to Licensor royalties equal to *****% of Net Sales (less any royalty paid under Section 3.3 for the immediately preceding period). Licensee shall make such royalty payments to Licensor within sixty (60) days after the end of each calendar quarter in which Net Sales occurred. A report summarizing the Net Sales of Licensed Products during the relevant quarter on a country-by-country basis shall be delivered to Licensor within sixty (60) days following the end of each calendar quarter for which royalties are due.

(The information below marked ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

3.3  After Second Anniversary of Effective Date  Commencing December 31, 1999,
     ------------------------------------------
and on or before December 31 of each subsequent year, Licensee shall pay no later than December 31 of each such year, Licensor an optional minimum royalty as follows: (i) December 31, 1999, $***** (ii) December 31, 2000, $***** (iii)
December 31, 2001, $***** (iv) December 31, 2002, $***** (v) December 31, 2003,
$***** and (vi) each December 31 thereafter until expiration of the Patent Rights, $***** If Licensee fails to make such payment in a given year, this Agreement shall terminate on the January 31 following such December 31 unless such payment is made within such period together with interest of *****% on the amount paid.

3.4  Payments.  Any payments due under this Agreement shall be made in United
     --------
States dollars by check and sent to the address of the receiving party set forth in Section 7.9 or by wire transfer to a designated bank account of the receiving party. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made in the manner utilized by the Company's relevant sublicensee, or, if none, by using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

3.5  Late Fee  In the event any fee by Licensee to Licensor pursuant to this
     --------
Section 3 shall not be paid promptly when due the unpaid balance thereof shall bear interest at the lesser of (i) ten percent (10%) per annum or (ii) the maximum rate permitted by law and shall be paid to Licensor upon demand thereby.

3.6  Audit  Licensee and its Affiliated Companies and sublicensees shall keep
     -----
complete, true, and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of Licensee or its Affiliated Companies or sublicensees, as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records shall be open for inspection during such three (3) year period by an independent certified accountant on behalf of Licensor for the purpose of verifying the royalty statements provided pursuant to Section 3.6. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed. The accountant shall be obliged to execute a reasonable confidentiality agreement acceptable to Licensee prior to commencing any such inspection. Inspections conducted under this
Section 3.6 shall be at the expense of Licensor, unless a variation or error producing an increase exceeding ten percent (10%) of the amount stated for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection and any unpaid amounts shall be paid by Licensee. The accountant shall report to Licensor only if there has been an underpayment and, if so, the amount thereof.

                            4.  TERM AND TERMINATION
                                --------------------

4.1  Term  Unless otherwise terminated in accordance with Section 4.2, the term
     ----
of the rights granted by Licensor to Licensee under Section 2.1 shall commence on the Effective Date hereof and shall terminate on the expiration date of the last to expire patent under the Patent Rights, or, if no patent under the Patent Rights issues, fifteen (15) years after the Effective Date.

4.2  Termination  The rights granted by Licensor to Licensee under Sections 2.1
     -----------
and 2.3 shall terminate prior to the expiration of the term set forth in Section
4.1 above upon the happening of any of the following events:

     (a) At the option of either party if the other party shall fail to perform in any material respect any material term, condition or obligation to be performed by it under this Agreement and such failure is not cured within sixty (60) days after written notice of such failure is given by the terminating party to the defaulting party; or

     (b) At the option of either party, if any material representation, warranty, certification or statement made by the other party in this Agreement or in any certificate or other document delivered by the other party pursuant hereto shall have been incorrect in any material respect when made; or

     (c) Immediately and without any notice or other act by Licensor, if Licensee shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

     (d) Immediately and without any notice or other act by Licensor, if an involuntary case or other proceeding shall be commenced against Licensee seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case remains unstayed and in effect for more than one-hundred twenty (120) days;

     (e) On the second anniversary of the Effective Date unless on or before such date, and each successive anniversary of such second anniversary,
          (i) Licensee has made the optional royalty payments specified in
          Section 3.3 hereof, and (ii) Licensee uses diligent efforts to develop, manufacture, promote, sell, market, distribute or use the Licensed Products pursuant to the licensed Patent Rights, in which case this Agreement shall be extended to the next anniversary date.

     (f) Upon dissolution of Licensee pursuant to Section 13.1(c) of the Operating Agreement.

4.3  Duties Upon Termination  Upon the termination of the rights granted by
     -----------------------
Licensor to Licensee under Sections 2.1 or 2.3, neither Licensor nor Licensee shall have any remaining rights, duties or obligations hereunder, except that
(i) Licensee shall immediately cease to make, sell, market or distribute Licensed Products or grant others the right to do so, except that Licensee and its sublicensees shall have the right to (a) fill firm orders for Licensed Products received prior to termination provided such inventories were not stockpiled intentionally with a view toward such termination and (b) deplete their existing inventories of Licensed Products for six (6) months after termination provided such inventories were not stockpiled intentionally with a view toward such termination; (ii) Licensee shall continue to pay promptly all amounts due or accrued hereunder prior to the date of termination; (iii) Licensor shall have the right, but not the obligation, to purchase from Licensee the Licensed Products held by Licensee or on behalf of Licensee by any third party, in whole or in part, at Licensee's actual cost by delivery to Licensee of a written notice of intent to purchase the same within fifteen (15) days after such termination; and (iv) any cause of action, claim or liability of Licensor or Licensee accrued or to accrue due to any breach, omission, obligation or other duty owed to the other party shall survive termination hereunder.

                       5.  REPRESENTATIONS AND WARRANTIES
                           ------------------------------

Licensor and Licensee each hereby represent and warrant to the other party that:
(i) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) it has the right and authority to execute and deliver this Agreement and to consummate the transactions hereunder; (iii) this Agreement is a legal, valid and binding agreement of the party and enforceable against it; (iv) the execution and delivery of this Agreement or the consummation of any transaction hereunder will not breach any governing instrument or agreement of the party or any statute, regulation or any other restriction upon the party; and (v) it has secured all requisite authorizations and approvals necessary to the execution, delivery and performance of this Agreement.

                   6.  LIMITATIONS ON WARRANTIES AND REMEDIES
                       --------------------------------------

6.1  LIMITATIONS ON WARRANTIES  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5,
     -------------------------
LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, REGARDING THE LICENSED PRODUCTS, INCLUDING, BUT NOT LIMITED TO, (i) THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR (ii) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE VALIDITY OR SCOPE OF THE PATENT RIGHTS, OR (iii) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE OWNERSHIP OF THE PATENT RIGHTS, THE LICENSED PRODUCTS OR THE INFRINGEMENT BY THE SAME OF ANY PATENT, COPYRIGHT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY, OR (iv) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE ABSENCE OF ANY DEFECT IN THE LICENSED PRODUCTS. LICENSEE REPRESENTS TO LICENSOR THAT IT HAS HAD THE OPPORTUNITY TO REVIEW OR HAS REVIEWED THE PATENT RIGHTS, AND THE LICENSED PRODUCTS TO VERIFY (i) THE SUITABILITY OF THE LICENSED PRODUCTS FOR LICENSEE'S INTENDED PURPOSE AND (ii) LICENSOR'S OWNERSHIP OF THE PATENT RIGHTS. LICENSEE SHALL NOT MAKE ANY STATEMENT, REPRESENTATION OR WARRANTY WHATSOEVER TO THIRD PARTIES CONTRARY TO THE LIMITATIONS ON WARRANTIES AND REPRESENTATIONS HEREIN BY LICENSOR.

6.2  LIMITATIONS ON REMEDIES  IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE
     -----------------------
FOR ANY DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH LICENSEE'S MANUFACTURE, SALE, DISTRIBUTION WITH THE MANUFACTURE, SALE, MARKETING, DISTRIBUTION OR USE OF THE LICENSED PRODUCTS OR LICENSEE'S USE OF THE PATENT RIGHTS IN CONNECTION OR USE OF THE LICENSED PRODUCTS, EVEN IF LICENSOR HAS BEEN ADVISED OR THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL LICENSOR'S LIABILITY TO LICENSEE UNDER THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY RECEIVED BY LICENSOR FROM LICENSEE UNDER SECTION 3.1. LICENSEE SHALL NOT MAKE ANY STATEMENT WHATSOEVER TO THIRD PARTIES CONTRARY TO THE LIMITATIONS ON REMEDIES HEREIN BY LICENSOR.

                               7.  MISCELLANEOUS
                                   -------------

7.1  Patent Prosecution
     ------------------

     (a) Licensor shall file, prosecute and maintain all United States of America and foreign Patent Applications identified in Section 1.5 and resulting patents by counsel of its choice, reasonably acceptable to Licensee. Licensor shall promptly provide Licensee with copies of relevant documentation so that Licensee may be informed of the continuing prosecution. Licensee will have the right to review and comment upon such documentation and correspondence, as well as all specifications, claims and responses to office actions prior to their submission to the relevant government patent office.

     (b) Licensee shall reimburse Licensor within thirty (30) days of notice for one-half of Licensor's reasonable and documented direct expenses, including attorney's fees, incurred after the Effective Date in connection with the preparation, filing, prosecution or maintenance of any such patent or Patent Application described in Section 1.4 and maintenance of such patent applications and patents. In the event Licensor, pursuant to Section 2.2(b), converts the rights granted by Licensor to Licensee under Section 2.1 from exclusive to non-exclusive and, thereafter, grants additional licenses under the Patent Rights to third parties, such prosecution and maintenance-related expenses going forward will be shared equally between Licensee and all such third party licensees.

     (c) Licensee shall execute and deliver such documents and take such other actions as Licensor reasonably may request in connection with the preparation, filing, prosecution and maintenance of any such patent or Patent Application described in Section 1.5.

7.2  Defense of Technology
     ---------------------

     (a) In the event either party hereto discovers or becomes aware of any infringement of, or unfair competition with, any of the rights granted hereunder by Licensor to Licensee, or any proceeding, controversy or claim relating to or affecting such rights, such party immediately shall notify the other party in writing of the details of such infringement, competition, proceeding, controversy or claim.

     (b) Licensee, at its sole cost and expense and with counsel reasonably satisfactory to Licensor, shall have the right, but not the obligation, to take any appropriate action to defend the rights granted hereunder by Licensor to Licensee against any suspected infringement, competition, proceeding, controversy or claim; provided, however, that Licensor at all times shall have the right to fully participate in any such action at its own expense. Any judgment, damages, settlement or award which results from any such action shall be allocated (i) first, to Licensee and Licensor to the extent of the actual documented unreimbursed costs incurred by each in connection therewith, and (ii) thereafter to Licensee provided the Operating Agreement then remains in effect and Licensor is still a Member, otherwise such award will be treated as part of Net Sales in the fiscal quarter when received.

     (c) In the event Licensee does not within a reasonable time to initiate appropriate action pursuant to Section 7.2(b) hereto in connection with any such infringement, competition, proceeding, controversy or claim which in the reasonable judgment of Licensor adversely affects or might adversely affect Licensor's rights in, to or under the Patent Rights, or fails to pursue such action vigorously once commenced, Licensor upon notice to Licensee shall have the right, but not the obligation, to initiate or pursue any such appropriate action in Licensor's name and at Licensor's expense, and Licensee shall cooperate fully in any such action; provided, however, that Licensee at all times shall have the right to fully participate in any such action at its own expense. Any judgment, damages, settlement or award which results from any such action shall be allocated (i) first, to Licensor and Licensee to the extent of the actual documented unreimbursed costs incurred by each in connection therewith, and (ii) second, to 70% Licensor and 30% Licensee.

7.3  Indemnification  Licensee shall at all times during the term of this
     ---------------
Agreement and thereafter, indemnify, defend and hold Licensor, its trustees, directors, officers, employees and affiliates, harmless against all claims, liabilities, damages, expenses, proceedings, and demands, including reasonable legal expenses and attorneys' fees, arising out of the death, injury, or illness to any person(s), or out of any damage to property or products liability related in any way to the production, manufacture, sales, use, consumption or advertisement or other application of the Licensed Product or arising from the breach of any warranty, condition, representation or obligation of Licensee hereunder; provided that (i) Licensee is promptly notified of any and all threats, claims and proceedings related thereto, (ii) Licensee shall have sole control of the defense and/or settlement thereof, (iii) Licensor furnishes to Licensee, upon Licensee's request, information available to Licensor for such defense, and (iv) Licensor provides Licensee with reasonable assistance in connection therewith.

7.4  Insurance  Licensee shall obtain and maintain, during the term of this
     ---------
Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with a reputable secure insurance carrier(s) to cover acts or omissions concerning use. manufacture, sale, promotion or distribution of the Licensed Products by Licensee or anyone acting under its permission.

7.5  Patent Marking  Licensee shall mark all Licensed Products, or their
     --------------
containers or manuals, in accordance with all applicable United States and foreign patent marking laws of any Designated Country in which such products are made, sold, or used.

7.6  Severable Provisions  The provisions of this Agreement are severable, and
     --------------------
if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

7.7  Survival of Representations, Warranties and Agreements  All
     ------------------------------------------------------
representations, warranties and agreements made by Licensor or Licensee in this Agreement (including, but not limited to, statements contained in any schedule or certificate or other instrument delivered by or on behalf of any party hereto or in connection with the transactions contemplated hereby) shall survive the Effective Date hereof and any investigations, inspections, examinations or audits made by or on behalf of any party hereto.

7.8  Entire Agreement  This Agreement constitutes the entire agreement between
     ----------------
the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement modification, waiver or termination of this Agreement shall be valid unless in writing and executed by the party to be bound thereby.

7.9  Notice  Any notice or other communication required or permitted hereunder
     ------
shall be in writing and shall be deemed to have been given, if personally delivered, when so delivered, or if mailed, seventy-two (72) hours after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below:

     If to Licensor:

          City of Hope National Medical Center
          1500 East Dirty Road
          Dirty, California 91010

          Attention:  Eric Jurrus, Ph.D.
                      Director, Office of Technology Transfer

     If to Licensee:

          Cell Therapeutics, Inc.
          201 Elliott Avenue West, Suite 400
          Seattle, Washington  98119

          Attention:  James A. Bianco, M.D.
                      President and Chief Executive Officer

          With a copy to:

          Brobeck, Phleger & Harrison, LLP
          Spear Street Tower, One Market
          San Francisco, California  94105

          Attention:  Michael J. Kennedy, Esq.

Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

7.10 Successors and Assigns  Neither this Agreement nor any rights, obligations
     ----------------------
or duties hereunder shall be assigned or transferred by either party without the prior written consent of the other party in each instance; provided, however, that (i) Licensor may freely transfer, pledge or assign its right to receive payments hereunder without any consent from Licensee, (ii) Licensee may freely transfer, pledge or assign or sublicense its rights hereunder to any counterparty to a Corporate Partnering Arrangement and to CTI or any Affiliated Company of CTI without any consent from Licensor, after Licensor's Company Interest, as such term is defined in the Operating Agreement, has been converted or redeemed, or Licensor has withdrawn as a member under such Operating Agreement (other than a withdrawal pursuant to Section 12.5 of the Operating Agreement (unless all Members after giving effect to such withdrawal) consent to such assignment)), (iii) Licensee may sublicense any of its rights under Section
2.1 on the terms and conditions set forth in Section 2.3 and (iv) either party may assign or transfer any of its rights hereunder to any person who acquires all or substantially all of the assets of such party without any consent from the other party. Subject to the foregoing, all of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective permitted successors and assigns.

7.11 Settlement of Disputes  All disputes hereunder shall be settled by
     ----------------------
arbitration as provided in Section 15.3 of the Operating Agreement, excluding disputes regarding the ownership of Intellectual Property not included in the Patent Rights. This Section 7.11 shall not apply to issues relating to the validity, construction or effect of the Patent Rights. Matters, controversies or disputes concerning the Patent Rights shall be resolved in any court having jurisdiction thereof or in any other manner mutually agreed to by the parties.

7.12 Jurisdiction  Each party submits irrevocably to the non-exclusive
     ------------
jurisdiction of any court of the State of California or the United States of America sitting, in the City of San Francisco, over any action or proceeding relating to this Agreement. Each party waives and agrees, to the extent allowed by law, to not assert through any defense or motion (i) any claim not subject to the jurisdiction of such court; (ii) any objection to the venue of such court; and (iii) any claim of inconvenient forum of such court. Each party agrees, to the extent allotted by law, that any judgement on such action or proceeding shall be conclusive, binding and enforceable in any court of the United States of America or the State of

California or other court with jurisdiction over such party. Each party consents to service of process in such action or proceeding by the mailing of a copy of such process by United States mail, registered or certified, postage prepaid, return receipt requested, to the address set forth in Section 7.9.

7.13 Governing Law  The validity, construction and interpretation of this
     -------------
Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed wholly within that State.

7.14 Heading  Section and subsection headings are not to be considered part of
     -------
this Agreement and are included solely for convenience and reference and in no way define, limit, interpret or describe the scope of this Agreement or the intent of any provisions hereof.

7.15 Attorneys' Fees  In the event any party takes legal action to enforce any
     ---------------
of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses (including, but not limited to, reasonable attorneys' fees, and costs of litigation) incurred in such action.

7.16 Injunctive Relief  Each party hereby acknowledges and agrees that it would
     -----------------
be difficult to fully compensate the other party for damages resulting from the breach or threatened breach of any provision of this Agreement and, accordingly, that the other party shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages or being required to post any bond or undertaking in connection with any such action. This provision with respect to injunctive relief shall not diminish, however, the other party's right to any other relief or to claim and recover damages.

7.17 Relationship of the Parties  The relationship between the parties under
     ---------------------------
this Agreement is solely that of independent contractors as Licensor and Licensee, and neither party hereto is or shall be construed to be a partner, joint venturer, employee, agent, representative or participant of or with the other party for any purpose whatsoever. Neither party shall have any right or authority whatsoever to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other party in any manner.

7.18 Confidential Information  Except as hereinafter provided or provided in the
     ------------------------
Operating Agreement, the parties (a) shall treat as confidential and not disclose to any unauthorized third party (including a party's employees or Affiliates have no need to know) any Confidential Information and (b) shall not use any such Confidential Information for any purpose other than in connection with the activities pursuant to this Agreement. The limitations in this Section
7.18 shall not apply to the extent Confidential Information: (i) was already in the possession of the receiving party, or its Affiliate, at the time it obtained such Confidential Information; (ii) was or is published or otherwise is or becomes generally available to the public through no fault of such receiving party, or its Affiliate, (iii) was or is lawfully made available to such party or its Affiliate without restriction by any Person which is not bound by an obligation of confidentiality or use with respect to the information; (iv) was or is independently developed by such party or its Affiliate; or (v) is required to be disclosed by operation of law or regulation, required in any Proceeding, requested by a regulatory body and the disclosing party deems it advisable, in its discretion, to comply with the request, or deemed advisable to be disclosed in the good faith judgment of the disclosing party in any Proceeding. In the event disclosure is required or requested, the disclosing party shall exercise all reasonable efforts to disclose such Confidential Information pursuant to a confidentiality agreement or protective order. Nothing in this Section 7.18 shall be construed to prohibit a party's disclosure of Confidential Information to its attorneys, auditors, or other consultants. The obligations set forth in this Section 7.18 shall survive the termination of this Agreement.

7.19 Publication  Neither party shall disseminate this Agreement for any purpose
     -----------
other than as required by law without the prior written approval of the other party.

7.20 Export  Licensee will be responsible for obtaining appropriate licenses, if
     ------
any, from the Federal Government prior to the export of all physical embodiments of Patent Rights and Patent Application, including related technical data and all progeny and derivative works thereof.

7.21 Use of Licensor's Name  Licensee shall not use the name of Licensor or of
     ----------------------
any staff member or employee of Licensor or any adaptation thereof in any advertising, promotion or sales literature in a manner which would constitute an expressed or implied endorsement by Licensor or of any staff member or employee thereof for any commercial product without the prior written consent of Licensor in each instance.

7.22 Force Majeure  Except for the obligation to pay royalties and other sums
     -------------
under this Agreement, neither Licensee nor Licensor shall be liable for non-performance caused by any circumstance beyond their reasonable control; including without limitation the following: war, floods, earthquakes, other acts of God, industrial disputes, civil disobedience, strikes, fire, mobilization, changes in governmental regulation or interpretation, requisition, embargo, restriction and shortage of transport facilities, fuel, energy or supplies, for so long as such circumstance continues. Each party claiming the benefit of such an excuse agrees to notify the other party promptly in writing of any such delay or failure in performance, and to resume performance as soon as is reasonably practicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

CELL CITY, LLC                         CITY OF HOPE NATIONAL MEDICAL CENTER



By:                                    By:
   -----------------------------          --------------------------------------
   (Responsible Party)                    (Responsible Party)               Date
   (Title)                                (Title)
   (Department)                           (Department)